EXHIBIT 4.37

NEITHER THIS NOTE NOR THE SECURITIES THAT MAY BE ISSUED BY THE COMPANY UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

8% CONVERTIBLE PROMISSORY NOTE

MATURITY DATE OF OCTOBER 8, 2021 *THE “MATURITY DATE”

$66,000 OCTOBER 8, 2020 *THE “ISSUANCE DATE”

FOR VALUE RECEIVED, Cool Technologies, Inc., a Nevada Corporation (the “Company”) doing business in Tampa, FL, hereby promises to pay to the order of JSJ Investments Inc., an accredited investor and Texas Corporation, or its assigns (the “Holder”), the principal amount of Sixty-Six Thousand Dollars ($66,000) (“Note”), on demand of the Holder at any time on or after October 8, 2021 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of Eight Percent (8%) per annum (the “Interest Rate”) commencing on the date hereof (the “Issuance Date”) .

The Principal Amount is Sixty-Six Thousand Dollars ($66,000) and the consideration paid by the Holder is Sixty Thousand Dollars ($60,000) (the “Consideration”); there exists an original issue discount of Six Thousand Dollars ($6,000) (the “OID”). In addition, the company shall issue 1,000,000 shares of the Company’s common stock as additional consideration for the purchase of the Note, to be delivered to the Holder via overnight courier within seven (7) calendar days following the execution of this Agreement.

1. Payments of Principal and Interest.

a. Pre-Payment and Payment of Principal and Interest. The Company may pay this Note in full, together with any and all accrued and unpaid interest, plus any applicable pre-payment premium set forth herein and subject to the terms of this Section 1.a, at any time on or prior to the date which occurs 180 days after the Issuance Date hereof (the “Prepayment Date”). In the event the Note is not prepaid in full on or before the Prepayment Date, it shall be deemed a “Pre-Payment Default” hereunder. Until the Thirtieth (30th) day after the Issuance Date the Company may pay the principal at a cash redemption premium of 104%, in addition to outstanding interest, without the Holder's consent; from the 31st day to the Sixtieth (60th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 109%, in addition to outstanding interest, without the Holder's consent; from the 61st day to the Ninetieth (90th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 114%, in addition to outstanding interest, without the Holder's consent; from the 91st day to the One-Hundred and Twentieth (120th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 119%, in addition to outstanding interest, without the Holder's consent; from the 121st day to the One-Hundred and Fiftieth (150th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 124%, in addition to outstanding interest, without the Holder's consent; from the 151st day to the Prepayment Date, the Company may pay the principal at a cash redemption premium of 129%, in addition to outstanding interest, without the Holder's consent. After the Prepayment Date up to the Maturity Date this Note shall have a cash redemption premium of 140% of the then outstanding principal amount of the Note, plus accrued interest and Default Interest, if any, which may only be paid by the Company upon Holder's prior written consent. At any time on or after the Maturity Date, the Company may repay the then outstanding principal plus accrued interest and Default Interest (defined below), if any, to the Holder.

b. Demand of Repayment. The principal and interest balance of this Note shall be paid to the Holder hereof on demand by the Holder at any time on or after the Maturity Date. The Default Amount (defined herein), if applicable, shall be paid to Holder hereof on demand by the Holder at any time such Default Amount becomes due and payable to Holder. The Holder may, by written notice to the Company at least five (5) days before the Maturity Date (as may have been previously extended), extend the Maturity Date to up to one (1) year following the date of the original Maturity Date hereunder.

c. Interest. This Note shall bear interest (“Interest”) at the rate of Eight Percent (8%) per annum from the Issuance Date until the same is paid, or otherwise converted in accordance with Section 2 below, in full and the Holder, at the Holder’s sole discretion, may include any accrued but unpaid Interest in the Conversion Amount. Interest shall commence accruing on the Issuance Date, shall be computed on the basis of a 365- day year and the actual number of days elapsed and shall accrue daily and, after the Maturity Date, compound quarterly. Upon an Event of Default, as defined in Section 10 below, the Interest Rate shall increase to Eighteen Percent (18%) per annum for so long as the Event of Default is continuing (“Default Interest”).

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d. General Payment Provisions. This Note shall be paid in lawful money of the United States of America by check or wire transfer to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized or required by law or executive order to remain closed.

2. Conversion of Note. At any time after the Pre-payment Date, the Conversion Amount (see Paragraph 2(a)(i)) of this Note shall be convertible into shares of the Company’s common stock (the “Common Stock”) according to the terms and conditions set forth in this Paragraph 2.

a. Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

i. “Conversion Amount” means the sum of (a) the principal amount of this Note to be converted with respect to which this determination is being made, (b) Interest; and (c) Default Interest, if any, if so included at the Holder’s sole discretion.

ii. “Conversion Price” means a 29% discount to the lowest Volume Weighted Average Price (VWAP) during the previous ten (10) trading days to the date of a Conversion Notice (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).

iii. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

iv. “Shares” means the Shares of the Common Stock of the Company into which any balance on this Note may be converted upon submission of a “Conversion Notice” to the Company substantially in the form attached hereto as Exhibit 1.

b. Holder’s Conversion Rights. At any time after the Pre-payment Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal and accrued interest of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99% (“Conversion Limitation 1”). The Holder shall have the authority to determine whether the restriction contained in this Section 2(b) will limit any conversion hereunder, and accordingly, the Holder may waive the conversion limitation described in this Section 2(b), in whole or in part, upon and effective after 61 days prior written notice to the Company to increase or decrease such percentage to any other amount as determined by Holder in its sole discretion (“Conversion Limitation 2”). If in the case that the Company’s Common Stock is “chilled” for deposit into the DTC system and only eligible for clearing deposit, then an additional 15% discount to the Conversion Price shall apply for all future conversions under the Note while the “chill” is in effect. For the avoidance of doubt, with reference to section 2(a)ii of this note, when the “chill” is in effect the conversion price will increase from a 35% discount to a 50% discount to the lowest trading price during the previous (20) days to the date of a Conversion Notice. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this adjustment unless the Holder, in its sole and absolute discretion elects instead to set the Conversion Price to par value for such conversion(s) and the conversion amount for such conversion(s) shall be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the conversion amount to the extent necessary to cause the number of Common Stock issuable upon such conversion(s) to equal the same number of Common Stock as would have been issued had the Conversion Price not been set to par value in the Holder’s sole and absolute discretion.

c. Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share except in the event that rounding up would violate the conversion limitation set forth in section 2(b) above.

d. Conversion Amount. The Conversion Amount shall be converted pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, into unrestricted shares at the Conversion Price.

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e. Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

i. Holder’s Conversion Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder shall transmit by email, facsimile or otherwise deliver, for receipt on or prior to 11:59 p.m., Eastern Time, on such date or on the next business day, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 1 to the Company.

ii. Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via email, facsimile or overnight courier, a confirmation of receipt of such Conversion Notice to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within two (2) Business Days after the date the Conversion Notice is delivered, the Company shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the shares electronically, it shall, within two (2) Business Days after the date the Conversion Notice was delivered, have surrendered to an overnight courier for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.

iii. Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

iv. Timely Response by Company. Upon receipt by Company of a Conversion Notice, Company shall respond within one business day to Holder confirming the details of the Conversion, and provide within two business days the Shares requested in the Conversion Notice.

v. Liquidated Damages for Delinquent Response. If the Company fails to deliver for whatever reason (including any neglect or failure by, e.g., the Company, its counsel or the transfer agent) to Holder the Shares as requested in a Conversion Notice within three (3) business days of the Conversion Date, the Company shall be deemed in “Default of Conversion.” Beginning on the fourth (4th) business day after the date of the Conversion Notice, after the Company is deemed in Default of Conversion, there shall accrue liquidated damages (the “Conversion Damages”) of $2,000 per day for each day after the third business day until delivery of the Shares is made, and such penalty will be added to the Note being converted (under the Company’s and Holder’s expectation and understanding that any penalty amounts will tack back to the Issuance Date of the Note). The Parties agree that, at the time of drafting of this Note, the Holder’s damages as to the delinquent response are incapable or difficult to estimate and that the liquidated damages called for is a reasonable forecast of just compensation.

vi. Liquidated Damages for Inability to Issue Shares. If the Company fails to deliver Shares requested by a Conversion Notice due to an exhaustion of authorized and issuable common stock such that the Company must increase the number of shares of authorized Common Stock before the Shares requested may be issued to the Holder, the discount set forth in the Conversion Price will be increased by 5 percentage points (i.e. from 29% to 34%) for the Conversion Notice in question and all future Conversion Notices until the outstanding principal and interest of the Note is converted or paid in full. These liquidated damages shall not render the penalties prescribed by Paragraph 2(e)(v) void, and shall be applied in conjunction with Paragraph 2(e)(v) unless otherwise agreed to in writing by the Holder. The Parties agree that, at the time of drafting of this Note, the Holder’s damages as to the inability to issue shares are incapable or difficult to estimate and that the liquidated damages called for is a reasonable forecast of just compensation.

vii. Rescindment of Conversion Notice. If: (i) the Company fails to respond to Holder within one business day from the date of delivery of a Conversion Notice confirming the details of the Conversion, (ii) the Company fails to provide the Shares requested in the Conversion Notice within three business days from the date of the delivery of the Conversion Notice, (iii) the Holder is unable to procure a legal opinion required to have the Shares issued unrestricted and/or deposited to sell for any reason related to the Company's standing with the SEC or FINRA, or any action or inaction by the Company, (iv) the Holder is unable to deposit the Shares requested in the Conversion Notice for any reason related to the Company's standing with the SEC or FINRA, or any action or inaction by the Company, (v) if the Holder is informed that the Company does not have the authorized and issuable Shares available to satisfy the Conversion, or (vi) if OTC Markets changes the Company's designation to 'Limited Information' (Yield), 'No Information' (Stop Sign), 'Caveat Emptor' (Skull and Crossbones), or 'OTC', 'Other OTC' or 'Grey Market' (Exclamation Mark Sign) on the day of or any day after the date of the Conversion Notice, the Holder maintains the option and sole discretion to rescind the Conversion Notice ("Rescindment") by delivering a notice of rescindment to the Company in the same manner that a Conversion Notice is required to be delivered to the Company pursuant to the terms of this Note.

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viii. Transfer Agent Fees and Legal Fees. The issuance of the certificates shall be without charge or expense to the Holder. The Company shall pay any and all Transfer Agent fees, legal fees, and advisory fees required for execution of this Note and processing of any Notice of Conversion, including but not limited to the cost of obtaining a legal opinion with regard to the Conversion. The Holder will deduct $2,000 from the principal payment of the Note solely to cover the cost of obtaining any and all legal opinions required to obtain the Shares requested in any given Conversion Notice. These fees do not make provision for or suffice to defray any legal fees incurred in collection or enforcement of the Note as described in Paragraph 13. All expenses incurred by Holder, for the issuance and clearing of the Common Stock into which this Note is convertible into, shall immediately and automatically be added to the balance of the Note at such time as the expenses are incurred by Holder.

ix. Conversion Right Unconditional. If the Holder shall provide a Notice of Conversion as provided herein, the Company’s obligations to deliver Common Stock shall be absolute and unconditional, irrespective of any claim of setoff, counterclaim, recoupment, or alleged breach by the Holder of any obligation to the Company.

3. Other Rights of Holder: Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holder) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of the Note, such shares of stock, securities, cash or other assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of the Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note set forth in Section 2(b) or otherwise). All provisions of this Note must be included to the satisfaction of Holder in any new Note created pursuant to this section.

a. Adjustment Due to Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder the following:

a. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b. Authorization. All corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement, valid and enforceable obligations. The shares of capital stock issuable upon conversion of the Note have been authorized or will be authorized prior to the issuance of such shares.

c. Fiduciary Obligations. The Company hereby represents that it intends to use the proceeds of the Note primarily for the operations of its business and not for any personal, family, or household purpose. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the execution of this Agreement based upon a reasonable belief that the proceeds of the Note provided for herein is appropriate for the Company after reasonable inquiry concerning its financial objectives and financial situation.

d. Due Diligence Form. The Company hereby represents and warrants to Holder that all of the information furnished to Holder pursuant to the Due Diligence Form (“DDF”) dated September 14, 2020 is true and correct in all material respects as of the date hereof.

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5. Covenants of the Company.

a. So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent pay, declare or set apart for such payment any dividend or other distribution (whether in cash, property, or other securities) on shares of capital stock solely in the form of additional shares of Common Stock

b. So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent sell, lease, or otherwise dispose of a significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned upon a specified use of the proceeds thereof.

6. Issuance of Common Stock Equivalents. If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Note, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate of the price per share for which additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to the lower of: (i) the Conversion Price; or (ii) a twenty- five percent (25%) discount to the lowest Aggregate Per Common Share Price (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 6 upon the issuance of any Convertible Security which is outstanding on the day immediately preceding the Issuance Date.

7. Reservation of Shares. The Company shall at all times, so long as any principal amount of the Note is outstanding, reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, six times the number of shares of Common Stock as shall at all times be sufficient to effect the conversion of all of the principal amount, plus Interest and Default Interest, if any, of the Note then outstanding (“Share Reserve”), unless the Holder stipulates otherwise in the “Irrevocable Letter of Instructions to the Transfer Agent.” So long as this Note is outstanding, upon written request of the Holder or via telephonic communication, the Company’s Transfer Agent shall furnish to the Holder the then-current number of common shares issued and outstanding, the then-current number of common shares authorized, the then-current number of unrestricted shares, and the then-current number of shares reserved for third parties.

8. Voting Rights. The Holder of this Note shall have no voting rights as a note holder, except as required by law, however, upon the conversion of any portion of this Note into Common Stock, Holder shall have the same voting rights as all other Common Stock holders with respect to such shares of Common Stock then owned by Holder.

9. Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note, as set forth above.

10. Default and Remedies.

a. Event of Default. For purposes of this Note, an “Event of Default” shall occur upon:

i. the Company’s default in the payment of the outstanding principal, Interest or Default Interest of this Note when due, whether at Maturity, acceleration or otherwise;

ii. the occurrence of a Default of Conversion as set forth in Section 2(e)(v);

iii. the failure by the Company for ten (10) days after notice to it to comply with any material provision of this Note not included in this Section 10(a);

iv. the Company’s breach of any covenants, warranties, or representations made by the Company herein;

v. any of the information in the DDF is false or misleading in any material respect;

vi. the default by the Company in any Other Agreement entered into by and between the Company and Holder, for purposes hereof “Other Agreement” shall mean, collectively, all agreements and instruments between, among or by: (1) the Company, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including without limitation, promissory notes;

vii. the cessation of operations of the Company or a material subsidiary;

viii. the Company pursuant to or within the meaning of any Bankruptcy Law; (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing that it is generally unable to pay its debts as the same become due;

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ix. court of competent jurisdiction entering an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case; (b) appoints a Custodian of the Company or for all or substantially all of its property; or (c) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days;

x. the Company files a Form 15 with the SEC;

xi. the Company’s failure to timely file all reports required to be filed by it with the Securities and Exchange Commission;

xii. the Company’s failure to timely file all reports required to be filed by it with OTC Markets to remain a “Current Information” designated company;

xiii. the Company’s Common Stock is reported as “No Inside” by OTC Markets at any time while any principal, Interest or Default Interest under the Note remains outstanding;

xiv. the Company’s failure to maintain the required Share Reserve pursuant to the terms of the Irrevocable Letter of Instructions to the Transfer Agent;

xv. the Company directs its transfer agent not to transfer, or delays, impairs, or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for Shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw and stop transfer instructions) on any certificate for any Shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor its obligations pursuant to a Conversion Notice submitted by the Holder) and any such failure shall continue uncured for three (3) Business Days after the Conversion Notice has been delivered to the Company by Holder;

xvi. the Company’s failure to remain current in its billing obligations with its transfer agent and such delinquency causes the transfer agent to refuse to issue Shares to Holder pursuant to a Conversion Notice;

xvii. the Company effectuates a reverse split of its Common Stock and fails to provide twenty (20) days prior written notice to Holder of its intention to do so; or

xviii. OTC Markets changes the Company's designation to 'No Information' (Stop Sign), 'Caveat Emptor' (Skull and Crossbones), or 'OTC', 'Other OTC' or 'Grey Market' (Exclamation Mark Sign).

xix. "Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d- 5(b)(1) promulgated under the Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, as that term is defined in the Securities Act of 1933, as amended, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Issuance Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound.

xx. Altering the conversion terms of any notes that are currently outstanding.

xxi. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Company of any covenant or other term or condition contained in any of other agreement entered into by the Company, after the passage of all applicable notice and cure or grace periods therein.

The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

b. Remedies. If an Event of Default occurs, the outstanding principal amount of the note shall immediately be increased by 25%, and Holder may in its sole discretion determine to request immediate repayment of all or any portion of the Note that remains outstanding; at such time the Company will be required to pay the Holder the Default Amount (defined herein) in cash. For purposes hereof, the “Default Amount” shall mean: the product of (A) 125% of the then outstanding principal amount of the Note, plus accrued Interest and Default Interest, divided by (B) the Conversion Price as determined on the Issuance Date, multiplied by (C) the highest price at which the Common Stock traded at any time between the Issuance Date and the date of the Event of Default. If the Company fails to pay the Default Amount within five (5) Business Days of written notice that such amount is due and payable, then Holder shall have the right at any time, so long as the Company remains in default (and so long and to the extent there are a sufficient number of authorized but unissued shares), to require the Company, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Company equal to the Default Amount divided by the Conversion Price then in effect.

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c. If at any time after the Issuance Date, the Company is not DWAC Eligible, then an additional 5% discount shall be factored into the Conversion Price. If at any time after the Issuance Date, the Common Stock is not DTC Eligible, then an additional 5% discount shall be factored into the Conversion Price. In addition, if any Event of Default occurs after the Issuance Date, then an additional 5% discount shall be factored into the Conversion Price for each of the first three (3) Events of Default that occur after the Issuance Date (for the avoidance of doubt, each occurrence of any Event of Default shall be deemed to be a separate occurrence for purposes of the foregoing reductions, even if the same Event of Default occurs three (3) separate times). For example, if there are three (3) separate occurrences of an Event of Default, then an additional 5% discount shall be factored into the Conversion Price for the first such occurrence, and so on for each of the second and third occurrences of such Event of Default.

11. Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder.

12. Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount, plus accrued Interest and Default Interest, if any, into Common Stock.

13. Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Note, then the Company shall pay to the Holder all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

14. Cancellation. After all principal, accrued Interest and Default Interest, if any, at any time owed on this Note has been paid in full or otherwise converted in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

15. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

16. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non- exclusive jurisdiction of the state and federal courts sitting in Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending, through certified mail or overnight courier, a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

18. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

19. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude further exercise thereof or of any other right, power or privilege.

20. Partial Payment. In the event of partial payment by the Holder, the principal sum due to the Holder shall be prorated based on the consideration actually paid by the Holder such that the Company is only required to repay the amount funded and the Company is not required to repay any unfunded portion of this Note, with the exception of any OID contemplated herein.

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21. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects herein. None of the terms of this Agreement can be waived or modified, except by an express agreement signed by all Parties hereto.

22. Additional Representations and Warranties. The Company expressly acknowledges that the Holder, including but not limited to its officer, directors, employees, agents, and affiliates, have not made any representation or warranty to it outside the terms of this Agreement. The Company further acknowledges that there have been no representations or warranties about future financing or subsequent transactions between the parties.

23. Notices. All notices and other communications given or made to the Company pursuant hereto shall be in writing (including facsimile or similar electronic transmissions) and shall be deemed effectively given: (i) upon personal delivery, (ii) when sent by electronic mail or facsimile, as deemed received by the close of business on the date sent, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent either by email, or fax, or to the email address or facsimile number set forth on the signature page hereto. The physical address, email address, and phone number provided on the signature page hereto shall be considered valid pursuant to the above stipulations; should the Company’s contact information change from that listed on the signature page, it is incumbent on the Company to inform the Holder.

24. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the rest of the Agreement shall be enforceable in accordance with its terms.

25. Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal, Interest or Default Interest on this Note.

26. Successors and Assigns. This Agreement shall be binding upon all successors and assigns hereto. The Company may not assign this Note without the prior written consent of Holder. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Holder without the consent of the Company.

27. Right of First Refusal. If at any time while this Note is outstanding, the Company has a bona fide offer of capital or financing from any 3rd party, that the Company intends to act upon, then the Company must first offer such opportunity to the Holder to provide such capital or financing to the Company on the same terms as each respective 3rd party’s terms. Should the Holder be unwilling or unable to provide such capital or financing to the Company within 10 trading days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Company, then the Company may obtain such capital or financing from that respective 3rd party upon the exact same terms and conditions offered by the Company to the Holder, which transaction must be completed within 30 days after the date of the Offer Notice. If the Company does not receive the capital or financing from the respective 3rd party within 30 days after the date of the respective Offer Notice, then the Company must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to matthewhirji@jsjinvestments.com.

28. Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Company shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

— SIGNATURE PAGE TO FOLLOW —

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by its CEO, on and as of the Issuance Date.

Cool Technologies, Inc.

Signature:	/s/ Timothy Hassett

By:	Timothy Hassett

Title:	Chairman and CEO

Address:	8875 Hidden River Parkway

Suite 300

Tampa, FL 33637

Email:	thassett@cooltechnologiesinc.com

Phone:	(813) 975-7467

Facsimile:

JSJ Investments Inc.

Signature:	/s/ Sameer Hirji

Sameer Hirji, President JSJ Investments Inc. 1321 Upland Dr Unit 9235 Houston, TX 77043-4718 888-503-2599

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Exhibit 1

Conversion Notice

Reference is made to the 8% Convertible Note issued by Cool Technologies, Inc. (the "Note"), dated October 8, 2020 in the principal amount of $66,000 with 8% interest. This note currently holds a principal balance of $66,000. The features of conversion stipulate a Conversion Price equal to a 29% discount to the lowest Volume Weighted Average Price (VWAP) during the previous ten (10) trading days to the date of a Conversion Notice, pursuant to the provisions of Section 2(a)(ii) in the Note.

In accordance with and pursuant to the Note, the undersigned hereby elects to convert $ of the principal/interest balance of the Note, indicated below into shares of Common Stock (the "Common Stock"), of the Company, by tendering the Note specified as of the date specified below.

Date of Conversion: _____________________________

Please confirm the following information:

Conversion Amount: $____________________________

Conversion Price: $__________________ (___ % discount from $________________ )

Number of Common Stock to be issued: _____________________________________

Current Issued/Outstanding: _____________________________________________

If the Issuer is DWAC eligible, please issue the Common Stock into which the Note is being converted in the name of the Holder of the Note and transfer the shares electronically to:

[BROKER INFORMATION]

Holder Authorization:

JSJ Investments Inc.

1321 Upland Dr Unit 9235 *Do not send certificates to this address

Houston, TX 77043-4718

888-503-2599

Tax ID: 20-2122354

Sameer Hirji, President

[DATE]

[CONTINUED ON NEXT PAGE]

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PLEASE BE ADVISED, pursuant to Section 2(e)(ii) of the Note, “Upon receipt by the Company of a copy of the Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, SEND, VIA EMAIL, FACSIMILE OR OVERNIGHT COURIER, A CONFIRMATION OF RECEIPT OF SUCH CONVERSION NOTICE TO SUCH HOLDER INDICATING THAT THE COMPANY WILL PROCESS SUCH CONVERSION NOTICE in accordance with the terms herein. Within two (2) Business Days after the date of the Conversion Confirmation, the Company shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the shares electronically, they shall, within two (2) Business Days after the date of the Conversion Confirmation, have surrendered to FedEx for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.”

Signature:

________________

Timothy Hassett

Chairman and CEO

Cool Technologies, Inc.

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